Exhibit 6.10

LEASE AGREEMENT

Braker A

1826 Kramer Lane

Austin, Texas 78758

THIS LEASE AGREEMENT (this "Lease") is made as of this 25th day of June, 2015, by and between BRAKER FLEX LLC, a Delaware limited liability company, having an office at 700 N. Pearl Street, Suite N1650, Dallas, Texas 75201 ("Landlord"), and VIRTUIX INC., a Delaware corporation, currently having a principal place of business at 2221 W. Dallas Street, Suite 430, Houston, TX  77019 ("Tenant").

W I T N E S S E T H:

Landlord desires to lease the Premises (as hereinafter defined) to Tenant, and Tenant desires to lease the Premises from Landlord, all on the terms and subject to the conditions hereinafter set forth. Therefore, in consideration of the mutual covenants herein set forth and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Definitions.

The following terms shall have the following meanings:

"Base Rent" shall mean the base rent payable by Tenant during the Term, as follows:

PAYMENTS

DATES	ANNUAL	MONTHLY	ANNUAL PSF
Commencement Date through September 30, 2016	$81,000.00	$6,750.00	$15.00
October 1, 2016 - September 30, 2017	$83,700.00	$6,975.00	$15.50
October 1, 2017 – September 30, 2018	$86,400.00	$7,200.00	$16.00

"Building" shall mean that certain building along with the other improvements at the Land, having a street address of 1826 Kramer Lane, Austin, Texas 78758, and containing approximately 45,092 rentable square feet (which shall be deemed to be the rentable square footage of the Building for all purposes hereunder).

"Commencement Date" shall mean the earlier of (i) July 1, 2015 and (ii) the date Tenant occupies the Premises.

“Common Areas” shall mean that portion of the Property which is designated by Landlord from time to time (and which designation may be modified by Landlord from time to time) for the general, non-exclusive use by Landlord, Tenant and other tenants at the Property, along with their respective employees, contractors and invitees, including, without limitation, non-exclusive parking areas (but excluding parking spaces designated for the exclusive use of other tenants at the Property), and access and egress roads and ways.

“Existing Lease” shall mean that certain Lease Agreement between Landlord and Tenant dated as of May 22, 2015 with respect to the Premises, which Existing Lease the parties are terminating simultaneously with the execution and delivery of this Lease, as provided in Section 25(N) below.

"Expiration Date" shall mean September 30, 2018.

"Land" shall mean that certain real property on which the Building is situated.

"Landlord's Notice Address" shall mean 700 N. Pearl Street, Suite N1650, Dallas, Texas 75201, Attention: Mr. Stephen H. Kanoff (e-mail: skanoff@westmountrc.com), with a copy to Reynolds Law, PC, 1025 Westchester Avenue, Suite 301, White Plains, New York 10604; Attention: Stephen B. Reynolds, Esq. (e-mail: sreynolds@rl-pc.com).

“Laws” shall mean all applicable federal, state and local laws, statutes, codes, orders and regulations, and all rules, orders, regulations, directives or requirements of any governmental or quasi-governmental body with respect to the Premises or Property or the use or occupancy thereof or the operations carried on thereat.

"Permitted Uses" shall mean warehouse and general office use.

"Premises" shall mean that portion of the Building known as Suite H, shown on Exhibit A attached hereto, and comprising approximately 5,400 rentable square feet (which shall be deemed to be the rentable square footage of the Premises for all purposes hereunder).

“Property" shall mean, collectively, the Land, the Building, and any other buildings or improvements now or hereafter constructed at the Land.

"Rent Payment Account" shall mean:

Bank of America

901 Main Street

DALLAS, TX 75202

ABA NO. 0260-0959-3

ACCOUNT NO. 488000028138

CONTACT SANDY DENMAN

AT 214-944-5454, Ext. 206

"Rent Year" shall mean each calendar year (or portion thereof) during the Term, provided that Landlord may, upon reasonable prior notice to Tenant, change the Rent Year from time to time to any other consecutive twelve (12) month period.

“Security Deposit" shall mean Forty-Eight Thousand and 00/100 Dollars ($48,000.00), subject to reduction in accordance with Section 6 hereof.

"Tenant's Notice Address" shall mean the Premises, Attention: Jan Goetgeluk, Chief Executive Officer (e-mail: jan@virtuix.com), with a copy to Brent R. Somers, Phillips & Reiter, PLLC, 2701 West Berry Street, Suite 402, Fort Worth, Texas 76109 (email: bsomers@outsourcegc.com).

“Tenant’s Share” shall mean 11.98% (determined by dividing 5,400 rentable square feet of space in the Premises by 45,092 rentable square feet of total space in the Building).

"Term" shall mean the period commencing on the Commencement Date and ending on the Expiration Date, being approximately three (3) years, three (3) months.

2.                  Premises and Term.

(A) Premises and Term. Subject to the terms, covenants and conditions contained in this Lease, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the Term. The Premises shall be used and occupied by Tenant solely for the Permitted Uses and for no other purpose. Tenant shall be solely responsible for obtaining all permits and approvals required by Laws in connection with Tenant’s operations at the Premises, and shall provide copies of same to Landlord upon request. If Tenant takes possession or enters into occupancy of the Premises prior to the Commencement Date, such possession or occupancy shall be pursuant to all the terms, covenants and conditions of this Lease (other than the payment of Base Rent). Landlord has not made, does not make, and has not authorized anyone else to make any representation as to the present or future physical condition, operation, or any other matter or thing pertaining to the Premises except as expressly set forth herein. Tenant and its agents, employees, guests and invitees shall have the non-exclusive right to use the Common Areas in common with other tenants at the Property, subject at all times to Landlord’s exclusive control, but Tenant shall not have the right to store any of Tenant’s property at the Common Areas. Tenant’s use of the Premises and Common Areas shall be subject to such reasonable rules and regulations as may be promulgated and modified, added to or deleted by Landlord from time to time, provided that such rules and regulations and any modifications thereof or additions thereto or deletions therefrom (i) are not inconsistent with any provision of this Lease, and (ii) shall be applicable to all tenants in the Building. Landlord shall enforce such rules and regulations in a non-discriminatory manner but will not be liable to Tenant for failure of any tenant or person to comply therewith.

(B)  Extension Term. Provided the Lease shall be in full force and effect and no Event of Default shall then be continuing, Tenant shall have the right to extend the Lease Term for one (1) period of three (3) years (the "Renewal Term"). The Renewal Term shall commence on the day after the Expiration Date and shall expire on the day prior to the three (3) year anniversary of such commencement, unless the Renewal Term shall sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to any applicable laws, rules or regulations. If Tenant desires to exercise such renewal option, Tenant shall give Landlord written notice of such election no earlier than twelve (12) and no later than six (6) months prior to the scheduled Expiration Date, and upon the giving of such notice the Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Renewal Term had originally been included in the Lease Term and the expiration date of the Lease Term shall thereupon be deemed to be the last day of the Renewal Term. The Premises will be accepted ‘as-is’ by Tenant at the commencement of the Renewal Term, and Landlord shall not be obligated to perform any work or provide any allowance, credit or payment with respect to any Tenant work with respect thereto or to provide any rent abatement in connection with the Renewal Term. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term (with Base Rent continuing to escalate by $0.50 per rentable square foot per annum during the Renewal Term), except that Base Rent for the first year of the Renewal Term shall be equal to the then annual market rental rate per square foot for comparable premises in the Austin, Texas market multiplied by the square footage of the Premises (provided that in no event shall Base Rent payable for the first year of the Renewal Term be less than the Base Rent payable for the last year of the initial Term, escalated by $0.50 per rentable square foot). Such annual market rental rate shall be determined as follows. Within twenty (20) days after Tenant’s exercise of its option to extend, Landlord will propose to Tenant the market rental rate. Within twenty (20) days thereafter, Tenant will either accept such determination (with no response on Tenant’s part during such period being deemed acceptance) or, if Tenant disagrees with such determination, Tenant will provide in writing to Landlord Tenant’s determination of the market rental rate. If, within twenty (20) days thereafter, the parties are not able to agree on the market rental rate, within twenty (20) days after such failure to agree, Landlord and Tenant shall together appoint a MAI appraiser having at least five (5) years' experience in industrial and warehouse leasing in the vicinity of Austin, Texas. If Landlord and Tenant are not able to agree upon the designation of the appraiser, then the appraiser will be appointed by the American Arbitration Association (or its successor) from its qualified panel of arbitrators, which appraiser shall, to the extent practicable, have the qualifications set forth above. Within thirty (30) days after his or her appointment, the appraiser will determine the fair market rental value of the Premises applicable to the Renewal Term and shall choose whichever of the fair market rental values set forth in Landlord's initial proposal or Tenant’s response is closer to such determination, which shall, for all purposes hereunder, be deemed the fair market rental rate. The determination of the appraiser shall be binding, final and conclusive on the parties. The fees and expenses of the appraiser and the costs incurred in connection with the appointment of the appraiser will be shared equally by Landlord and Tenant.

3.                  Base Rent; Abatement of Base Rent.

Tenant shall pay to Landlord Base Rent and all other monetary obligations of Tenant in favor of Landlord under this Lease, including, without limitation, Operating Payments under Section 4 and utility payments under Section 8 below (all such monetary obligations of Tenant hereunder other than Base Rent, collectively, “Additional Rent”). All Base Rent and Additional Rent shall be paid by Tenant directly into the Rent Payment Account (or at such other place designated by Landlord in writing) by wire transfer or intra- or inter- bank transfer of funds, without notice or demand and without any setoff, abatement or counterclaim. Tenant shall deposit installments of Base Rent into the Rent Payment Account, monthly, in advance, on the first day of each calendar month during the Term. For purposes of this Lease, the term “rent” will be deemed to include all Base Rent, Additional Rent, reimbursements, late charges and interest, and all other amounts payable to Landlord for any reason whatsoever hereunder. Tenant shall be solely responsible for the payment of any applicable state, county and local sales or similar taxes which may be imposed on this Lease or on the Rent, Additional Rent and/or on any other items of rent or other amounts payable by Tenant hereunder. If the Commencement Date does not occur on the first day of a calendar month or if the Term does not expire or terminate on the last day of a calendar month, rent payable hereunder shall be prorated for such partial month on the basis of a thirty (30) day month. In addition to all other rights and remedies provided Landlord, all Base Rent, Additional Rent and other amounts payable hereunder which remain unpaid for five (5) days after their respective due dates shall be subject to an immediate penalty of ten percent (10%) of the unpaid amount, and in addition, shall bear interest from the date that the same became due and payable to and including the date of payment, whether or not demand is made therefor, at the rate of twelve percent (12%) per annum.

Provided no Event of Default occurs during the period commencing on the Commencement Date and continuing for the three (3) month period thereafter (the “Abatement Period”), Base Rent shall be fully abated during the Abatement Period. Upon the occurrence of an Event of Default during the Abatement Period, Base Rent shall be payable from and after the occurrence of the Event of Default. Tenant shall be obligated to pay Tenant’s Share of Operating Expenses and all other Additional Rent and other amounts (other than Base Rent) payable hereunder.

4.                  Additional Rent

(A)     Operating Payment. For each Rent Year (or portion thereof) during the Term, Tenant shall pay Landlord, as Additional Rent, Tenant's Share of Operating Expenses (the "Operating Payment") in the manner set forth in Section 4(B). “Operating Expenses” shall include (i) Impositions, (ii) Property Expenses, and (iii) Insurance Expenses. For purposes hereof, the following terms shall have the following meanings:

(i)                 “Impositions” shall mean all taxes, assessments and other similar governmental charges which relate to the Property and which are applicable during the Term, including, without limitation, expenses incurred in contesting the validity or amount thereof or in obtaining a refund thereof. Impositions shall not include income taxes; gift, excise or transfer taxes; capital levies or capital stock or excess profits taxes; rollback taxes attributable to any tax years prior to the year in which the Lease is executed due to a sale or a change in use of the Property by Landlord in such prior years; franchise, inheritance or similar taxes measured against income, except to the extent hereafter assessed against owners or lessors of real property in their capacity as such; any taxes and/or assessment for which Tenant or other tenants are liable pursuant to their lease (other than as an Operating Expense pass-through item); or penalties or any interest incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of, and/or to file any tax or information returns with respect to, any real property taxes or assessments, when due.

(ii)               “Property Expense” shall mean the costs and expenses paid or incurred by Landlord in connection with the operation, repair and maintenance of portions of the Common Areas, the Building and/or the Property, including, without limitation, such costs and expenses for electricity, gas, water, sewer and other utilities; trash removal; security; snow plowing, sanding, salting and shoveling snow; landscaping, mowing and weed removal; sweeping and janitorial services; costs of on-site employees (plus related employment taxes and expenses) and managerial fees not to exceed 4% of Property gross revenues per Rent Year; electrical, plumbing, sprinkler and HVAC repair and maintenance; alarm and sprinkler system testing, maintenance and repair; maintenance, repair, resurfacing and restriping of all parking areas, loading and unloading areas, trash areas, roadways, driveways and walkways; maintenance and repair of common signage; painting of the Buildings and Property; fence and gate repair and maintenance; maintenance and repair of roof and roof membrane, lighting facilities and systems, foundations, floors and floor slabs, walls and facades; and any and all other repairs and maintenance to the extent relating to the Common Areas, the Building and/or the Property. Also included shall be the cost of additions and alterations at the Property required to comply with Laws and/or those that are necessary to the continued use of the Property as currently used. If the costs of any repairs, alterations, additions, changes or other items includable in Property Expenses are required to be capitalized under generally accepted accounting principles, then such costs shall not be included in full as Property Expenses in the Rent Year incurred, but rather, Landlord shall include for each Rent Year the annual portion of such costs resulting from amortizing the same over the useful life thereof, together with interest on such amortized amount at the prime rate of interest published from time to time in The Wall Street Journal or any successor publication plus two percent (2%) per annum. Property Expenses shall specifically exclude (a) Impositions; (b) Insurance Expenses; (c) the cost of tenant improvements made for specific tenant(s) at the Property; (d) any costs which are the obligation of a specific tenant at the Property under such tenant’s lease; (e) the cost of improvements for unleased space at the Property to make such space more attractive to prospective tenants; (f) expenses covered by proceeds of insurance or condemnation awards; (g) the cost (including legal, accounting and other professional fees) incurred in connection with negotiations or disputes by Landlord with tenants at the Property; (h) brokerage costs with respect to the leasing of space at the Property; (i) advertising and promotional expenditures; (j) any loan costs for interest, amortization, or other payments on loans to Landlord; (k) expenses incurred in leasing or procuring tenants, including without limitation attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the benefit of an individual tenant, expenses for preparation of leases or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs or similar costs and expenses for an individual tenant; (l) legal expenses other than those incurred for the general benefit of the Building’s tenants, specifically excluding legal, auditing, consulting and professional fees paid or incurred in connection with negotiations for financings, re-financings or sales of the Property; (m) allowances, concessions, and other costs of renovating or otherwise improving space for individual tenants of the Property or vacant space in the Property; (n) federal income taxes imposed on or measured by the income of Landlord from the operation of the Property; (o) rents due under ground leases; (p) costs incurred in selling, syndicating, financing, mortgaging, or hypothecating any of Landlord’s interests in the Property; (q) the costs described in clauses (i) and (iv) of Section 9(A) (not caused by Tenant); (r) expenses paid or reimbursed by Tenant individually pursuant to this Lease; (s) except as provided above, capital expenditures of any kind, including depreciation, amortization, interest payments on encumbrances on the Property and the cost of any capital improvements or additions; (t) repairs, replacements and general maintenance paid by insurance proceeds (or, if Landlord fails to maintain insurance as required hereunder, which would have been paid from insurance proceeds had Landlord maintained the insurance required to be maintained by Landlord hereunder), from condemnation proceeds or by another tenant or responsible third party; (u) costs of installing, operating or removing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club; (v) costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building; (w) rental, gross receipts, sales and use or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Building which have been paid by tenants; (x) salaries of officers and executives of Landlord (above the level of Landlord’s designated property manager); (y) interest and penalties due to late payment of any amounts owed by Landlord, except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such amounts or as a result of Landlord’s contesting such amounts in good faith; (z) costs related to the existence and maintenance of Landlord as a legal entity; (aa) costs incurred in removing the personal property of former tenants or other occupants of the Building; (bb) the cost (including legal fees) of any disputes (other than tax disputes and those which generally benefit the tenants of the Building) between Landlord or any employee or agent of Landlord, and any Landlord’s mortgagee(s); (cc) costs incurred as a result of an intentional tort or willful misconduct by Landlord or its agents; (dd) Landlord’s general overhead and general administrative expenses except as expressly provided in this Lease; (ee) the cost of any work or service performed for any tenant (including Tenant) at such tenant’s cost; (ff) overtime and other costs of curing defaults by Landlord or performing work which is required to be performed by Landlord at Landlord’s sole cost and expense; (gg) promotional gifts; (hh) events, parties or celebrations to the extent invitations to such events, parties or celebrations are not extended to all of the tenants of the Building; (ii) costs of signage which is not intended to generally benefit all tenants of the Property; (jj) compensation paid to clerks, attendants or other persons in commercial concessions other than the parking facilities (such as a snack bar, restaurant or newsstand); (kk) penalties and fines incurred due to the violation by Landlord or any other tenant of the Building of applicable Laws or the terms and conditions of any lease pertaining to the Property, except such as may be incurred by Landlord in contesting in good faith the alleged violation; (ll) costs of correcting latent defects in this Premises; (mm) costs in any calendar year relating to the remediation of unlawful contamination by Hazardous Materials in or about the Premises or the Building, including without limitation Hazardous Materials in the ground water or soil, which were not caused by Tenant; (nn) rental loss, bad debt or capital expenditure reserve accounts (other than escrow accounts for the payment of property taxes and insurance premiums); (oo) costs for which Landlord has been compensated by a management fee; (pp) entertainment expenses and travel expenses of Landlord, its employees above the level of the manager of the Property, agents, partners and affiliates; (qq) “in-house” legal and/or accounting fees; (rr) consulting costs and expenses incurred by Landlord; (ss) any “validated” parking for any entity; and (tt) Landlord’s charitable or political contributions.

(iii)             “Insurance Expenses” shall mean premiums for the insurance maintained by Landlord pursuant to Section 12 as well as any deductible with respect to any insured loss at the Property covered by such insurance.

Tenant shall be entitled to a credit for Tenant’s Share of any and all reductions, offsets and abatements of previously paid Impositions, Property Expense or Insurance Expenses.

(B)  Payment of Operating Payment Tenant shall pay monthly during the Term, as Additional Rent, one-twelfth (1/12th) of Landlord's estimate of Tenant's Operating Payment for the then-current Rent Year. Landlord shall give Tenant written notice of such estimated payment, and Tenant shall pay such Additional Rent monthly to Landlord at the same time and in the same manner as Base Rent. Following the end of each Rent Year, Landlord will submit to Tenant a statement showing Operating Expenses for the preceding Rent Year along with a reconciliation of Tenant's estimated Operating Payment as compared to Tenant's actual Operating Payment for such Rent Year (each, an "Operating Statement"). If Tenant’s actual Operating Payment for such Rent Year exceeds Tenant’s estimated Operating Payment for such Rent Year, Tenant shall pay to Landlord such difference within thirty (30) days after receipt of the Operating Statement. If Tenant’s actual Operating Payment for such Rent Year is less than Tenant’s estimated Operating Payment for such Rent Year, such difference shall be credited against the next installments of the Operating Payment due from Tenant hereunder. Any payments under this Section 4 shall be prorated for any partial Rent Year. Tenant's obligation to pay any amounts due under this Section 4 shall survive the Expiration Date or earlier termination of this Lease. Tenant shall also pay, before delinquency, any taxes levied or assessed upon any of Tenant's leasehold improvements, equipment, furniture, fixtures and other personal property within the Premises. In no event shall Tenant’s Share of Controllable Property Expenses (as hereinafter defined) increase by more than five percent (5%) per annum, calculated on a cumulative basis over the Term then to date, over Tenant’s Share of Controllable Property Expenses for the prior Rent Year (or applicable portion thereof). For purposes hereof, “Uncontrollable Property Expenses” shall mean Property Expenses for water, sewer, electricity, utilities, charges by governmental authority, and charges for capital items made or installed pursuant to any Laws hereafter promulgated, and “Controllable Property Expenses” shall mean Property Expenses other than Uncontrollable Expenses. Impositions and Insurance Expenses are not Controllable Property Expenses, and Tenant’s Share of Impositions and Insurance Expenses shall not be subject to limitations on year-to-year increases.

(C)  Audit Rights Landlord shall maintain its books and records with regard to Property Expenses in accordance with recognized accounting practices. No books and records shall be required to be kept beyond a two (2) year period after the submittal of an Operating Statement for an applicable period. Provided Tenant shall give Landlord notice not later than sixty (60) days after delivery of an Operating Statement, Tenant, at its sole cost, shall have the right upon not less than five (5) business days’ notice, to examine Landlord's books and records in respect of Property Expenses for the Rent Year covered in the Operating Statement at Landlord's principal accounting office during normal business hours, but Tenant may not examine such books and records more than once annually or more than once with respect to any given Rent Year. Unless Tenant disputes in writing any item contained in an Operating Statement within thirty (30) days after receipt of an Operating Statement, such Operating Statement shall be deemed final and accepted by Tenant. If Tenant disputes an Operating Statement, Tenant shall pay the monies set forth therein and any other monies then owed by Tenant under this Lease as a condition to any further review of the content of the Operating Statement. Landlord and Tenant shall attempt in good faith to resolve any such dispute. If the parties are unable to do so within thirty (30) days, within the ensuing thirty (30) day period each party will submit to the other its determination of the Operating Payment with respect to the applicable Rent Year. Landlord and Tenant shall thereupon promptly together designate a mutually approved certified public accountant (the “Arbiter”), and each party shall submit to the Arbiter its determination of the Operating Payment previously provided to the other party as set forth above. Within thirty (30) days after its appointment, the Arbiter will determine the amount of the Operating Payment in question and will choose whichever of the determinations of the Operating Payment set forth in Landlord's or Tenant’s determination of the Operating Payment is closer to the Arbiter’s determination, which shall, for all purposes hereunder, be deemed the amount of the Operating Payment and shall be binding upon the parties. The costs of the Arbiter shall be paid by the non-prevailing party.

5.                  Premises As-Is; Initial Work.

(A)  Tenant acknowledges that Landlord is not obligated to complete or perform any improvements, alterations or other construction or preparation with respect to the Premises or Property (including, without limitation, any building systems) in connection with Tenant’s occupancy thereof. Tenant acknowledges, represents and warrants that, upon taking possession of the Premises, Tenant will have fully examined and inspected the Premises and Property and will have accepted and will be fully satisfied in all respects with the foregoing and that the Premises and Property and state of title thereto will be accepted by Tenant “as is, where is”, except for latent defects and contamination by Hazardous Materials contrary to Laws. Tenant, at Tenant’s sole cost and expense (subject to the provisions of this Section 5 as to Landlord’s Contribution), will have the right to perform certain tenant improvement work to prepare the Premises for Tenant’s occupancy thereof (the “Work”), subject to and in accordance with the provisions of this Section 5.

(B)  Attached hereto as Exhibit B is a schematic of the Work, which has been approved by Landlord and Tenant (the “Work Schematic”). Based on the Work Schematic, the City of Austin has issued building permit number 2015-073307-BP (a copy of which has previously been provided to Landlord) sufficient for the performance of the Work (the “Work Permit”). In the event that the scope of the Work changes and more detailed plans and specifications for the Work are required with respect thereto, such plans and specifications shall be provided to Landlord for Landlord’s approval (not be unreasonably withheld or delayed). Any changes to the Work Schematic or to any such additional required plans and specifications shall be subject to Landlord’s approval (not be unreasonably withheld or delayed).

(C)  All contractors and subcontractors performing the Work and any contracts between Tenant and such contractors or subcontractors shall be subject to Landlord’s prior written approval, not to be unreasonably withheld or delayed.

(D)  The Work shall be constructed in accordance with (i) the Work Schematic and any required additional plans and specifications, (ii) Section 10 of the Lease, (iii) the Work Permit, and (iv) all Laws, and the performance thereof shall be subject to Landlord’s reasonable inspection rights. In the event that the performance of the Work requires any upgrade, alteration or improvement to the Building, Common Areas or the Property in order to comply with Laws, ordinances, rules, regulations or requirements of applicable authorities, such upgrades, alterations or improvements shall be performed as part of the Work.

(E)  Upon completion of the Work, and provided no Event of Default shall then be continuing hereunder, Tenant shall provide a written statement to Landlord stating that the Work has been completed in accordance with the Work Schematic and Work Permit and all Laws and stating the cost thereof accompanied by all of the items described in Section (F) below.

(F)  Landlord will reimburse Tenant for hard costs incurred in construction of the Work in an amount up to $27,000.00 (“Landlord's Contribution”). Landlord will provide such reimbursement within thirty (30) days after receipt of all of the following: (v) final certificates of occupancy or other required governmental certificates demonstrating completion of the Work, (w) ‘as-built’ drawings showing the Work, (x) a detailed breakdown of the final and total construction costs for the Work, together with receipted invoices (or such other proof of payment as Landlord shall reasonably require) showing payment thereof, (y) lien waivers and/or releases from all contractors and vendors performing the Work and, at Landlord’s election, other commercially reasonable evidence confirming that no liens have been filed against the Property (such as a title search), and (z) any other items required under any applicable Mortgage loan or otherwise required by Landlord’s lender thereunder. In the event that the cost of the Work is less than the amount of Landlord’s Contribution, any unapplied portion of Landlord’s Contribution shall remain Landlord’s property and shall not be disbursed to Tenant. Any request for a disbursement of Landlord’s Contribution shall be made by Tenant on or prior to the date which is nine (9) months after the date hereof

(G) The parties hereby agree that: (i) Landlord shall be responsible (subject to reimbursement as Property Expense), for compliance with the Americans With Disabilities Act of 1990 (42 U.S.C. 12101 et seq.), and applicable state and local laws complementary thereto, together with all regulations and guidelines promulgated thereunder (as all of the same may be amended and supplemented from time to time, collectively referred to herein as the “ADA”) with respect to the Common Areas; and (ii) Tenant shall be responsible for ADA compliance in connection with the Premises and access thereto (except that Landlord shall be responsible for the Work complying with the ADA). Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant's employees.

6.                  Security Deposit.

Upon signing this Lease, Tenant shall deposit the Security Deposit with Landlord by wire or intra- or inter- bank transfer of the Security Deposit into the Rent Payment Account or into such other account as Landlord shall direct, and this Lease shall not be deemed executed and delivered until the Security Deposit shall be so deposited. Landlord shall not be required to segregate the Security Deposit from Landlord's other funds or pay interest thereon, unless and to the extent required by Laws. If Tenant does not fulfill any of its obligations under the Lease, Landlord may apply the Security Deposit or any portion thereof on account of such obligation or to reimburse Landlord for any sum which Landlord may expend due to Tenant's default. If Landlord applies any part of the Security Deposit, Tenant, immediately after notice from Landlord, shall deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit available at all times during the Term. If Tenant complies with all the terms, covenants and conditions of this Lease, the Security Deposit (or any balance thereof) shall be returned to Tenant not later than forty-five (45) days after the Expiration Date and delivery of possession of the entire Premises to Landlord. The amount of the Security Deposit shall be subject to reduction as follows. Provided no Event of Default shall then have occurred hereunder, (i) on or after September 30, 2016, Tenant may request in writing that Landlord reduce the aggregate amount of the Security Deposit to $32,000.00, and (ii) on or after February 28, 2017, Tenant may request in writing that Landlord reduce the aggregate amount of the Security Deposit to $12,000.00. Provided that there shall not have previously occurred an Event of Default as aforesaid, Landlord shall return to Tenant the applicable portion of the Security Deposit within thirty (30) days after receipt of the applicable notice from Tenant.

7.                  Parking; Security

Tenant shall have the non-exclusive use of up to twenty-two (22) parking spaces located within the parking facilities at the Common Areas which are not designated for the exclusive use of any other tenant at the Property. Landlord may change, relocate or reconfigure the parking facilities and the parking spaces at the Property and do such other acts within such areas as Landlord deems necessary provided that the number of parking spaces for Tenant’s use is not materially decreased. Landlord shall have no obligation to provide security or security measures at the Premises, all of which shall be Tenant’s responsibility, and Tenant waives any claims against Landlord with respect thereto.

8.                  Utilities.

Except as otherwise provided herein, Tenant shall arrange for the provision of and shall pay all service charges, fees and deposits with respect to electricity, janitorial, trash removal, gas, telephone, pest control and any other utilities and other services required at or furnished to the Premises during the Term (“Utilities”). Prior to Tenant occupying all or any portion of the Premises and as a condition precedent to Tenant’s occupancy thereof, Tenant shall provide written evidence to Landlord that Tenant has coordinated with each applicable utility provider to directly bill Tenant for such provider’s Utility service to the Premises as of the Commencement Date, and Tenant shall promptly reimburse Landlord for any costs incurred by Landlord in connection with Tenant’s failure to do so. Tenant shall be responsible for the maintenance and repair of any meters serving solely the Premises, and the costs thereof along with any Utility costs paid by Tenant shall be separate and apart from rent (except that any payments on account of Utilities made directly to Landlord shall be deemed Additional Rent). Landlord shall not be liable for any reason for any loss or damage resulting from an interruption of any of the Utility services, except to the extent such interruptions are caused by the gross negligence or willful misconduct of Landlord. Landlord may elect to separately meter Utilities at Landlord's expense. If any Utilities are not separately metered or billed to Tenant for the Premises but rather are billed to and paid by Landlord, Tenant shall pay to Landlord, as Additional Rent, its pro rata share of the cost of such services, as reasonably determined by Landlord by sub-metering, survey or other methods designed to measure consumption with reasonable accuracy.

9.                  Repairs and Maintenance.

(A)  Landlord’s Obligations. Landlord, at its expense (subject to reimbursement to the extent set forth in Section 4), shall maintain and repair in good working order, condition and repair and, where necessary, replace the following: (i) the footings, foundation, floor slab, sub-grade below floor slab and structural components (defined as the steel, floor slab, foundations, load-bearing interior and exterior walls, joists, steel frames and columnar supports) of the Building, including the Premises; (ii) all utility lines outside stub locations within the Premises but serving the Premises, including plumbing mains and electrical panels, conduits and connections serving the Premises; (iii) the roof membrane, flashing, gutters, and downspouts of the Building; and (iv) the roof structure of the Building; provided that Tenant shall reimburse Landlord in full for the cost of any repairs performed by Landlord if caused by the negligence or willful misconduct of Tenant or its agents, employees, contractors, invitees and licensees (subject to Section 12(D)). In addition, Landlord, at its expense (subject to reimbursement as provided under Section 4), will maintain the Common Areas and landscaping in good repair and condition and in accordance with all Laws. Landlord shall use reasonable efforts to minimize interference with Tenant's conduct of business in connection with Landlord's performance of any work described in this Section 9(A). Tenant will notify Landlord promptly of any defective condition known to Tenant which Landlord is obligated to repair. Landlord shall undertake such necessary repairs and shall complete same as soon as reasonably practicable, unless such repair cannot be completed within thirty (30) days, in which event Landlord shall not be in breach provided it commences such repair within this thirty (30) day period and thereafter diligently prosecutes same to completion. If Landlord shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this paragraph within the foregoing cure, Tenant may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law or in equity, perform such maintenance or make such repairs on Landlord’s behalf and charge Landlord the costs so incurred by Tenant for same. Except as provided in this Lease, Landlord shall not be obligated to provide any maintenance, repairs, replacements or services to Tenant or the Premises.

(B)  Tenant’s Obligations. Except for Landlord’s obligations set forth above, Tenant, at its sole cost and expense, shall keep, repair and maintain the Premises and all fixtures and equipment thereat, including, without limitation, floor (other than structural repair and maintenance, which is a Landlord obligation), epoxy seals, plumbing, heating, air-conditioning, electrical, gas, water, sewerage, lighting and similar systems, fixtures and equipment as well as the interior of the Premises (including interior walls, ceiling and floor coverings), window glass, loading docks, exterior steps, and doors and permitted signs of Tenant on the outside of the Building in good repair, order and condition (including making replacements as necessary) and in accordance with all Laws. Tenant shall not access or enter upon the roof of the Building and shall not place or maintain any equipment or other items thereon. Tenant shall keep the Premises clean and in good order and shall arrange and pay for all garbage and refuse removal. All repairs, maintenance and replacements to be made or performed by Tenant shall be performed in a good and workmanlike manner in accordance with Laws and the provisions of this Lease and shall be at least the same quality and design as the original work or item. Tenant shall, at Tenant’s expense, enter into a maintenance contract with respect to the HVAC system serving the Premises and, at Landlord’s request, shall enter into maintenance contracts with respect to other systems serving the Premises, in each case with a contractor reasonably approved by Landlord. Provided Tenant is complying with Tenant’s maintenance obligations relating to the HVAC system serving the Premises as aforesaid, Landlord and Tenant shall each pay fifty percent (50%) of any required repair costs with respect thereto. In the event that any of the HVAC system serving the Premises as of the date hereof is required to be replaced during the Term (as reasonably determined by Tenant’s HVAC contractor and agreed by Landlord’s HVAC contractor), Landlord, at Landlord’s sole cost and expense, shall cause such HVAC unit to be replaced. Thereafter during the Term, Tenant, at Tenant’s sole cost and expense, shall be responsible for all maintenance, repairs and replacement of any such HVAC unit replaced by Landlord. In the event that Tenant fails to comply with its obligations as aforesaid, in addition to its other rights and remedies hereunder, Landlord shall have the right to enter the Premises and cure such failure at any time without any notice, in which event Tenant shall reimburse Landlord for the cost thereof, as Additional Rent, upon demand.

10.               Alterations; Signs.

(A)  Alterations. Tenant shall not make any alterations, additions or improvements to the Premises or any penetrations to the roof or structural walls of the Building (collectively, "Alterations") without Landlord's prior written consent, which consent shall not be unreasonably denied, conditioned or delayed, except that no consent shall be required for minor, cosmetic modifications to the interior of the Premises, provided any such modification is non-structural and neither affects the Building’s mechanical, electrical, security or other systems or services nor penetrates the Building’s roof, roof membrane or structural walls. Any proposed Alteration which is structural or which affects the Building’s mechanical, electrical, security or other systems or services or penetrates the Building’s roof, roof membrane or structural walls shall be subject to Landlord’s consent, which Landlord may give or not in Landlord’s sole discretion. Any separate security system and any cabling within the walls or above the ceilings at the Premises which Tenant desires to install at the Premises shall be deemed an Alteration requiring Landlord’s consent. Tenant shall provide to Landlord for its approval plans and specifications with respect to any Alteration which requires Landlord’s consent and shall provide to Landlord ‘as-built’ plans therefor upon completion. If Landlord consents to any Alterations to the Premises, such Alterations shall be performed in a good and workmanlike manner at Tenant's expense by a reputable contractor or contractors reasonably approved by Landlord, and such Alterations shall be performed in accordance with Laws (and shall include any code compliance work at the Property required on account of the performance of such Alterations) and the terms of this Lease and shall be completed lien-free. Upon the Expiration Date or sooner termination of the Term, any Alterations and other Tenant property left at the Premises, shall become Landlord's property and shall be deemed surrendered with the Premises, unless Landlord directs Tenant to remove such Alterations or property (excluding the Work or any Alterations which Tenant requests, as part of the Landlord approval process, may remain at the Premises upon the expiration of the Term and which Landlord agrees may so remain), whereupon Tenant shall remove same at its expense and otherwise restore the Premises in accordance with Section 18. Tenant shall keep the Premises free from claims arising out of any work performed on Tenant's behalf and shall not affect any interest of Landlord in the Premises or Property.

(B)  Signage. Tenant shall not, without Landlord's prior written consent as to content, fabrication and location, install any exterior signage at the Premises, except that Tenant shall have the right to install an exterior sign above the Premises entrance, subject to Landlord’s reasonable approval as to location, design, color and font. With respect to any approved exterior signage, Tenant shall be required to obtain any required approvals from applicable governmental authorities and, if applicable, the industrial park in which the Property is located, with Landlord agreeing to reasonably cooperate, at Tenant’s cost, in connection with any such approvals. The installation of any approved signage shall be performed in a good and workmanlike manner and in accordance with Laws and any requirements at the industrial park in which the Property is located. All signs and placards shall comply with Laws. Tenant shall pay all costs of fabrication, installation and maintenance of all permitted signs or placards. Prior to vacating the Premises, Tenant shall, at its expense, remove its sign(s) and placards and restore the surface beneath such signs or placards damaged or discolored by such removal.

11.               Assignment and Subletting

(A)  Tenant shall not assign or otherwise transfer this Lease or mortgage, pledge or otherwise encumber this Lease or Tenant’s interest in the Premises without obtaining Landlord's prior written consent, which consent may be given or withheld in Landlord’s sole discretion. For the purposes of this Section 11, the transfer or issuance of stock or other interests in Tenant ultimately resulting in a change of control in Tenant shall be an assignment of this Lease, and "control" shall mean (i) ownership of at least fifty-one percent (51%) of the legal or equitable interest in Tenant and/or (ii) the ability to direct the decisions and management thereof. If Landlord does not respond to Tenant’s request for consent hereunder within fifteen (15) days after receipt thereof, Landlord will be deemed to have approved the contemplated transfer.

(B)  Tenant shall not sublet the Premises or any portion thereof or permit the Premises or any part thereof to be used by anyone other than Tenant, in each instance without obtaining Landlord's prior written consent, which consent shall not be unreasonably denied, conditioned or delayed. Notwithstanding anything to the contrary set forth in this Section 11, Tenant may sublet the Premises to any entity which controls, is controlled by, or is under common control with Tenant (each, a "related entity") for the Permitted Uses provided that (a) Tenant shall not then be in default under this Lease, (b) prior to such subletting, Tenant furnishes Landlord with the name of such related entity, together with Tenant's written certification that such entity is a related entity, (c) Tenant shall deliver Landlord a certified copy of the executed sublease, and (d) in Landlord's reasonable judgment, the proposed subtenant is in keeping with the reasonable standards of Landlord for the Premises.

(C)  Unless expressly consented to by Landlord in writing, Tenant shall not be released from its obligations hereunder as a result of any subletting, assignment, merger, consolidation, sale or transfer of substantially all of Tenant’s assets or of substantially all of the ownership interests in Tenant or other transaction permitted hereunder; provided however, that in the case of a permitted assignment of this Lease or merger or consolidation or sale of all of Tenant’s assets where the successor entity is not an Affiliate of Tenant, such liability of the named Tenant shall continue only through the expiration or earlier termination of the then- current period of the Term (whether the initial Term or any Renewal Term), and Tenant shall automatically be released from liability for all obligations under this Lease thereafter accruing upon the expiration or earlier termination of such then-current period, such that Tenant shall not be liable hereunder for any liabilities thereafter arising hereunder. Any proposed sublease or instrument of assignment with respect to a transaction approved (or deemed approved) by Landlord shall be in form and substance reasonably satisfactory to Landlord, and certified copies of all approved (or deemed approved) subleases or instruments of assignment shall be promptly delivered to Landlord. In the event that Landlord consents to a proposed assignment or sublease and Tenant fails to execute the assignment or sublease to which Landlord consented within (90) days after the giving of such consent, then Tenant shall again be required to request Landlord’s consent before assigning this Lease or subletting all or part of the Premises. Tenant shall promptly pay to Landlord as and when received fifty percent (50%) of any rent and other sums paid by an assignee or sublessee in connection with a permitted assignment or sublease which exceeds the rent provided for in this Lease (allocated on a per square foot basis), after deducting therefrom any concessions, improvement allowances, rental abatements, brokerage commissions, design costs, legal, engineering and architectural fees and other fees and costs paid by Tenant in connection with any such assignment or transfer. Tenant shall reimburse Landlord, as Additional Rent, for all reasonable expenses incurred by Landlord in connection with any assignment or sublease.

(D) Notwithstanding the foregoing, Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (i) no Event of Default is then continuing hereunder; (ii) Tenant’s successor shall own all or substantially all of the assets of Tenant; (iii) such Affiliate or Tenant’s successor shall have a net worth which is at least equal to the higher of Tenant’s net worth at the date of this Lease and Tenant’s net worth immediately prior to the consummation of the applicable transaction; (iv) such Affiliate’s or Tenant’s successor’s use of the Premises shall not conflict with the Permitted Use; and (v) Tenant shall give Landlord written notice of the Permitted Transfer no later than ten (10) business days prior to the closing of the transaction, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, Tenant’s Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

12.               Insurance.

(A)  Landlord’s Insurance. Landlord shall maintain throughout the Term, at its expense but subject to reimbursement as hereinafter provided, (i) fire and extended coverage insurance covering the full replacement value of the Property including pollution and environmental, vandalism and special form or such other or broader coverage as may from time to time be deemed appropriate by Landlord or required by Landlord’s lender, and (ii) commercial general liability insurance with respect to the Common Areas in commercially reasonable amounts or as otherwise required by Landlord’s lender. Tenant shall be obligated to pay Tenant’s Share of the premiums with respect to such Landlord insurance in accordance with Section 4.

(B)  Tenant's Insurance. Tenant shall procure and maintain during the Term or cause to be procured and maintained during the Term, without expense to Landlord and with an insurance company with a then current Best’s rating of no less than A-VIII, the policies of insurance as set forth below. All such insurance policies shall be on an occurrence basis and shall name Landlord and its designated property manager and lender as additional insureds on a primary, non-contributory basis.

(i)                 Fire and extended coverage insurance covering any Alterations as well as Tenant's personal property, fixtures, equipment and other improvements at the Premises against loss or damage by fire and other risks as are from time to time covered under "extended coverage" endorsements and special extended coverage endorsements commonly known as "all risks" endorsements, in an amount equal to the greater of the full replacement value or that amount required by the holder of any Mortgage and containing the waiver of subrogation required under this Lease;

(ii)               Commercial General Liability Insurance providing coverage for bodily injury (including death), property damage, and products liability insurance (where such exposure exists) and containing a broad form contractual liability endorsement covering Tenant’s contractual liability obligations under this Lease. Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate for all occurrences within each policy year, or such greater amounts as Landlord may from time to time require based upon Landlord's determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Premises;

(iii)             Workers compensation insurance as required by state law and employer liability insurance with limits of not less than One Million Dollars ($1,000,000.00);

(iv)             Comprehensive automobile liability insurance with limits of not less than Five Hundred Thousand Dollars ($500,000.00) combined bodily injury and property damage per occurrence; and

(v)               Throughout the performance of the Work or any other Alterations, all risk “Builders Risk” insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the Property, in such commercially reasonable limits as Landlord may reasonably require. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of any such work and, on request, at reasonable intervals thereafter during the continuance thereof.

(C)  Insurance Certificates. All policies of insurance required to be maintained by Tenant shall provide that copies of certificates thereof and showing the premium therefor has been paid, shall be delivered to Landlord and to Landlord’s designated property manager upon execution of this Lease with such insurance being effective as of the commencement of the Term (and this Lease shall not be deemed executed and delivered until evidence of effective required insurance shall be so delivered), and thereafter at least thirty (30) days prior to each renewal date. To the extent available, all such policies shall provide that same may not be canceled nor coverage reduced by the insurer except upon not less than thirty (30) days’ prior written notice to Landlord. If Tenant fails to procure and keep in force such insurance after notice and a reasonable cure period, Landlord may procure same, and the cost thereof shall be payable immediately upon demand by Tenant to Landlord as Additional Rent.

(D)  Waiver of Subrogation. Landlord and Tenant hereby waive on behalf of their respective insurance carriers any right of subrogation that may exist or arise as against the other party with respect to insurance maintained or required to be maintained by it under this Lease. Landlord and Tenant shall cause the insurance companies issuing their insurance policies required hereunder to waive any subrogation rights that the companies may have against Tenant and Landlord, respectively, which waivers shall be specifically stated in the respective policies.

13.               Eminent Domain and Casualty.

(A)  Eminent Domain. If all or substantially all of the Premises, the Building or the parking areas is taken by a public authority pursuant to the exercise of the power of eminent domain, this Lease shall terminate on the date on which the condemning authority takes possession of the Premises ("Date of Such Taking"). If part of the Premises is taken such that, in Landlord's reasonable opinion, the Premises cannot be restored to an economically viable condition, or if the holder of any Mortgage (as hereinafter defined) requires application of the condemnation proceeds to the reduction of the mortgage indebtedness, Landlord may terminate this Lease upon thirty (30) days prior written notice to Tenant. If Landlord does not terminate this Lease and the condemnation renders all or a substantial portion of the Premises untenantable or inaccessible or results in a reduction of accessible on-site parking spaces to the extent it is not viable for Tenant to continue to operate its business at the Premises in the manner operated immediately prior to such taking, Tenant may terminate this Lease effective on the Date of Such Taking by written notice given no later than sixty (60) days after the Date of Such Taking. Upon a partial taking which does not result in a termination of this Lease: (i) rent shall be adjusted to reflect the reduced amount of rentable area in the Building; and (ii) Landlord shall restore the Premises, including the Work, but only to the extent of funds available to Landlord from the consideration paid for such taking. Landlord shall not otherwise be obligated to replace or restore any improvements or alterations to the Premises made by or on behalf of Tenant, or any of Tenant's leasehold improvements, personal property, furniture, fixtures or equipment. Upon any taking, Landlord shall be entitled to any resulting damages, awards or any interest therein, and Tenant shall have no claim for the value of any unexpired term of the Lease or otherwise. Tenant may independently claim for the value of its furniture, fixtures and equipment or moving expenses, provided that such claim shall not diminish Landlord's claim.

(B)  Casualty. If the Premises or a substantial portion thereof is rendered untenantable by fire or other casualty and Landlord reasonably determines (based on the determination of a third-party architect or engineer) that the damage cannot be repaired within one hundred eighty (180) days after Landlord is notified of the casualty, then either Landlord or Tenant may, within thirty (30) days after such determination (which shall be provided to Tenant), give the other notice of termination of this Lease, and the Term shall expire thirty (30) days after such notice is given, with rent being apportioned as of the date of the damage, pro rata based on that portion of the Premises Tenant is not able to access. Landlord shall use its commercially reasonable efforts to give Tenant written notice of its determination of the estimated repair date within sixty (60) days of the date of damage. In addition, if any holder of a mortgage encumbering the Property requires that insurance proceeds be applied to reduce the mortgage indebtedness, Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant. If either Landlord or Tenant has not elected to terminate as herein provided, Landlord shall repair the Premises to the extent of insurance proceeds received by Landlord. During any period it is not possible to occupy the Premises or a portion thereof on account of any repair or restoration, Tenant will have no obligation to pay rent or other amounts due hereunder allocable to the portion of the Premises which cannot be occupied. Tenant shall give Landlord prompt written notice of any damage to the Premises by fire or other casualty. Landlord's obligations to restore are strictly limited to the replacement of the basic Building area, the Premises and the Work, and shall not apply to Alterations, personal property, furniture, fixtures or equipment.

14.               Indemnification and Compliance with Laws.

(A)  Indemnity.

(i)                 Tenant shall defend, indemnify and hold Landlord and Landlord’s shareholders, members, partners, managers, officers, directors, employees, attorneys, agents and lenders harmless from and against any and all demands, causes of action, judgments, costs, expenses, losses, damages, claims, or liability suffered by Landlord and (a) occurring in the Premises at any time during the Term (or any time prior to or after the Term Tenant is occupying all or a portion of the Premises) from any cause whatsoever other than the negligence or willful misconduct of Landlord; (b) arising out of or in any way related to claims for labor performed or materials furnished to Tenant or the performance of any work done by or for the account of Tenant, whether or not Tenant obtained Landlord's permission to have such work done, labor performed or materials furnished; or (c) arising out of or in any way related to any breach of a representation by Tenant or of a covenant or condition in this Lease to be performed by Tenant or the failure by Tenant to comply with any provisions of this Lease, including, without limitation, the provisions of Section 14(D). The provisions of this Subsection shall survive the expiration or earlier termination of this Lease.

(ii)              Landlord shall defend, indemnify and hold Tenant and Tenant’s shareholders, members, partners, managers, officers, directors, employees, attorneys, agents and lenders harmless from and against any and all demands, causes of action, judgments, costs, expenses, losses, damages, claims, or liability suffered by Tenant and (a) occurring in the Building, the Property or the Premises at any time during the Term to the extent caused by Landlord’s negligence or willful misconduct of Tenant; (b) arising out of or in any way related to claims for labor performed or materials furnished to Landlord or the performance of any work done by or for the account of Landlord, including the Work; or (c) arising out of or in any way related to any breach of a representation by Landlord or of a covenant or condition in this Lease to be performed by Landlord or the failure by Landlord to comply with any provisions of this Lease. The provisions of this Subsection shall survive the expiration or earlier termination of this Lease.

(B)  Compliance with Laws. Tenant, at its expense, shall comply with all Laws (including, without limitation all Laws relating to Hazardous Materials) relating to the use and occupancy Premises and/or the conduct by Tenant of its business at the Premises and/or the use by Tenant of the Common Areas or other portions of the Property as may be permitted hereunder. Tenant shall cause to be issued all permits and licenses required under Laws in connection with the conduct by Tenant of its business at the Premises and shall provide copies of same to Landlord upon request.

(C)  Liens.

(i)                 Tenant shall not do or permit any act which could encumber the right, title and interest of Landlord in and to the Premises, Building or Property, and any claim or lien arising out of Tenant’s acts or omissions shall relate only to Tenant’s leasehold interest. The parties agree that no interest of Landlord in the Premises, Building or Property shall be subject to any liens for (a) any improvements or Alterations made by Tenant at the Premises, or (b) any materials furnished therefor or in connection therewith, and Tenant shall defend, protect and indemnify Landlord from the filing of any such liens or claims.

(ii)              Contemporaneously with execution of, and as a condition precedent to, this Lease, Landlord shall execute and deliver the subordination agreement in the form attached hereto as Exhibit C pursuant to which any statutory or contractual lien of Landlord in and to all or any portion of Tenant’s furnishings, fixtures, equipment and personal property in the Premises shall be subject, subordinate and inferior to the first-priority lien rights granted by Tenant to Venture Lending & Leasing VII, Inc. pursuant to the loan agreement between Tenant and such entity, subject to the terms and conditions set forth more fully therein.

(D)  Environmental Compliance.

(i)                 Tenant shall not, and shall not direct, suffer or permit any of its agents, representatives, contractors, employees, licensees or invitees to at any time handle, use, manufacture, transport, store or dispose of in or about the Premises or the Building any of the following substances (collectively, “Hazardous Materials”): flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any Laws relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent used for Tenant’s normal business operations; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe manner in strict accordance with all Laws and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Landlord may, in its sole discretion, place such conditions as Landlord deems reasonably appropriate with respect to such Hazardous Materials, including without limitation, rules, regulations and safeguards as may be required by any insurance carrier, any lender of Landlord, or any environmental consultant of Landlord or any such lender. Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant's Representatives of Hazardous Materials on the Premises or the Property.

(ii)              Landlord represents to Tenant that no written notice of any violation of any laws regulating Hazardous Materials has been received by Landlord, which violation has not been cured.

(iii)            Notwithstanding anything to the contrary contained herein, in no event shall Tenant be responsible for, nor shall Tenant be deemed to have indemnified Landlord or Landlord for, any claims arising out of any release of Hazardous Materials or contamination on, under or in the Premises in violation of Laws that (a) existed prior to the date of this Lease and was not exacerbated by any acts of Tenant or its agents or contractors or employees, or (b) is caused by any party other than Tenant, its agents, contractors or employees.

(iv)             If Hazardous Materials are discovered in the Premises or the Property during the Term hereof which are in violation of Laws, and such Hazardous Materials were not caused or introduced by Tenant, its agents, contractors or employees, but were caused by Landlord, Landlord will cause such Hazardous Materials to be remediated, encapsulated, or otherwise handled, at Landlord’s expense (said costs to not be included in Landlord’s operating expenses), if and within the time frames and parameters required by Laws.

(v)               All covenants, representations, warranties, obligations and indemnities made or given under this Section 14(E) shall survive the expiration or earlier termination of this Lease.

15.               Quiet Enjoyment and Subordination.

(A)  Landlord covenants and agrees that, upon Tenant's performance of all the terms, covenants and conditions hereof on Tenant's part to be performed, Tenant shall have, hold and enjoy the Premises during the Term without interference by any persons lawfully claiming by or through Landlord, subject to the terms, covenants and conditions of this Lease.

(B)  This Lease is subject and subordinate to any easement agreements; all ground and underlying leases; any mortgage, deed of trust or deed to secure debt (each, a "Mortgage"); and to any renewals, modifications, extensions, replacements, and substitutions of any of the foregoing, now or hereafter affecting the Premises and/or the Property. This provision shall be self-operative and no further instrument of subordination shall be required. Furthermore, Landlord may assign the rents and its interest in this Lease to the holder of any Mortgage. In such event, Tenant shall give such holder a reasonable period to cure such default, commencing on the last day on which Landlord could cure such default.

16.               Events of Default.

(A)  In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events during the Term (each, an "Event of Default") shall constitute a breach of this Lease by Tenant and Landlord may exercise the rights set forth in Section 17 or as otherwise provided at law or in equity: (i) Tenant fails to pay any sum payable hereunder within five (5) days after written notice that same is due; or (ii) Tenant fails to perform any of the other covenants, terms or conditions of this Lease to be performed by Tenant (other than any monetary default), and, unless expressly provided elsewhere in this Lease, such default shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within thirty (30) days, Tenant fails to commence such cure promptly within such thirty (30) day period and thereafter diligently prosecute such cure to completion, but in no event shall such cure period exceed sixty (60) days; or (iii) Tenant files a voluntary petition in bankruptcy or becomes insolvent within the meaning of the United States Bankruptcy Code, as amended, or a petition is filed against Tenant thereunder and is not dismissed with prejudice within sixty (60) days after filing, or Tenant files any petition or answer seeking reorganization or similar relief under any bankruptcy or other Law, or seeks or consents to the appointment of a receiver or other custodian for any substantial part of Tenant's properties or any right in the Premises; or (iv) Tenant fails to deliver an estoppel certificate within the time period set forth in and otherwise complying with the provisions of Section 24, and such failure continues for a period of five (5) days after written notice thereof from Landlord; or (v) the Premises shall be effectively abandoned by Tenant for a period of thirty (30) days; or (vi) an unauthorized mechanic's or any other lien is filed against the Premises or the Property arising out of any work performed by or on behalf of Tenant and Tenant fails to discharge such lien within thirty (30) days after the filing thereof.

(B)  If Landlord fails to perform any of the covenants or conditions required on its part to be performed pursuant to this Lease, where such failure continues for a period of thirty (30) days after receipt of written notice specifying the nature and extent of such default in detail (provided, however, that if such default is of a nature that it cannot be reasonably be cured within such thirty (30) day period, Landlord shall have such additional time as may be required to effect such cure provided Landlord commences the cure within such thirty (30) day period), Landlord shall be in default under this Lease for so long as such condition continues thereafter. In such event, Tenant shall have the right to exercise and prosecute any remedies that Tenant may have, at law or in equity, including without limitation an action for damages, specific performance, injunctions and other equitable relief; except that in no event shall Landlord be liable for damages other than actual damages (that is, excluding consequential, special, indirect, punitive or other measures of damages other than actual damages), subject to the limitations on Landlord's liability as set forth elsewhere in this Lease.

17.               Landlord's Remedies.

(A)  Upon the occurrence of an Event of Default, Landlord may pursue any one or more of the following remedies as and to the extent permitted by Laws, without notice or demand whatsoever, in addition to, or in lieu of, any other remedies available to Landlord under Laws: (i) Landlord may give Tenant written notice of its election to terminate this Lease, whereupon Tenant's right to possession of the Premises shall cease on the day specified therein, and this Lease, except as to Tenant's liability determined in accordance with this Section 17, shall be terminated, (ii) Landlord and its agents may immediately re-enter and take possession of the Premises, or any part thereof, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise and may repossess same as Landlord's former estate and expel Tenant and remove its effects without being deemed guilty in any manner of trespass, and without prejudice to any remedies for arrears of rent or Tenant's breach of covenants or conditions; or (iii) if Landlord elects to re-enter as provided hereinabove, or if Landlord takes possession pursuant to legal proceedings or otherwise, Landlord may (but shall not be obligated to), without terminating this Lease, relet the Premises or any part thereof in Landlord's or Tenant's name, but for Tenant's account (subject to Section 17(B)), for such terms and on such conditions as Landlord, in its sole discretion, may determine, and, whether or not Landlord elects to terminate this Lease, Landlord may collect and receive the rents therefor without affecting Tenant's liability hereunder. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the rent reserved in this Lease.

(B)  Tenant waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required under law. Tenant, on its own behalf and on behalf of all persons claiming through Tenant, including all creditors, further waives any rights which Tenant and all such persons might otherwise have under any law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.

(C)  In the event that an Event of Default has occurred and is continuing, this Lease shall continue in effect so long as Landlord does not terminate this Lease, and Landlord may enforce its rights and remedies hereunder, including the right to recover rent as it becomes due hereunder. If Tenant fails to perform any act or make any payment required of Tenant hereunder, Landlord may, without waiving Tenant's performance of its obligations hereunder, make such payment or perform such act on Tenant's behalf. All costs incurred by Landlord in taking such action shall be deemed Additional Rent and shall be paid to Landlord on demand. Tenant shall reimburse Landlord for all expenses incurred by Landlord (including attorneys' fees and disbursements), by reason of any breach by Tenant, or its agents, servants or employees, of any covenant or provision of this Lease.

(D)  Measure of Damages. If the Lease is terminated pursuant to Section 17(A)(i) or summary proceeding or other action or if Landlord re-enters the Premises pursuant to Sections 17(A)(ii) or (iii), or any summary proceeding or other action, then, in any of said events: (i) Tenant shall pay Landlord Base Rent and any Additional Rent payable under this Lease to the Expiration Date or to the date of Landlord's re-entry upon the Premises, as the case may be; (ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the "Deficiency") between the rent for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected in respect of any reletting effected pursuant to the provisions of Section 17(A)(iii) for such period, together with all of Landlord's expenses in connection with the termination of this Lease, with Landlord's re-entry upon the Premises and with such reletting as and when such expenses are incurred. Tenant shall pay such Deficiency in monthly installments on the days specified in this Lease for payment of monthly Base Rent. Landlord may recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and (iii) whether or not Landlord shall have collected any monthly Deficiencies, Landlord may recover from Tenant, in lieu of any further Deficiencies, as and for liquidated final damages, a sum equal to the amount by which the rent for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair rental value of the Premises for the same period, less the aggregate amount of Deficiencies theretofore collected by Landlord. Notwithstanding the foregoing, Landlord agrees to use reasonable efforts to relet the Premises so as to mitigate the Tenant's damages, but in no event shall Landlord be obligated to make any commercially unreasonable efforts to relet the Premises or to relet same to an unsatisfactory tenant or for any use other than the Permitted Use, or prefer the reletting of the Premises over another suitable space in the Building. Notwithstanding the foregoing, Landlord waives all claims against Tenant for consequential, special or punitive damages incurred by Landlord (except in the case of Tenant’s holdover).

18.               End of Term; Holding Over.

On the Expiration Date or any earlier termination of this Lease or upon any reentry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear, latent defects, casualty or condemnation loss and repairs that are not Tenant’s obligation hereunder, and Tenant shall remove all of Tenant’s property therefrom, including Tenant's unattached moveable trade fixtures, furnishings, equipment, business records, proprietary information and other personal property, and shall remove any Alterations, improvements and appurtenances required to be removed pursuant to Section 10(A), and, in such event, repair and restore the Premises in accordance with the provisions of Section 10(A). If Tenant remains in possession of the Premises after the expiration or other termination of the Term, then, at Landlord's option, Tenant shall be deemed to be occupying the Premises as a month-to-month tenant only, at a monthly rental equal to 150% of the Base Rent payable hereunder during the last month of the Term. Tenant shall also pay all Additional Rent payable under this Lease, prorated for each month during which Tenant remains in possession. Tenant shall defend, indemnify and hold Landlord harmless from and against all claims, losses and liabilities for damages resulting from failure to surrender possession upon the Expiration Date or sooner termination of the Term, and such obligations shall survive the expiration or sooner termination of this Lease.

19.               Notices.

All notices given hereunder shall be (i) in writing and delivered to Landlord's Notice Address or Tenant's Notice Address, as applicable, (ii) given by certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier, along with a copy, in either case, given by e-mail or electronic transmission to the e-mail address included in Landlord's Notice Address or Tenant's Notice Address, as applicable, and (iii) deemed to be given on the third (3rd) business day after the date of posting in a United States Post Office or one (1) business day after delivery to the overnight courier. Either party may designate a different notice address at any time and any notice given hereunder shall be effective if delivered by counsel for either party in accordance with this Section.

20.               Brokers.

Each party represents and warrants to the other that it has not dealt with any broker in connection with the negotiation and/or execution of this Lease other than Stream Realty and Endeavor Real Estate, the commission of which shall be paid by Landlord pursuant to a separate written agreement. Each party shall defend, indemnify and hold the other harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by such party of the foregoing representation and such obligations shall survive the expiration or sooner termination of this Lease.

21.               Force Majeure.

Any obligation of Landlord or Tenant (other than the payment of monies) which is delayed or not performed due to acts of God, strike, riot, shortages of labor or materials, war, acts of terrorism, governmental laws or action, or lack thereof, inaction by any governmental authority with respect to the issuance of any licenses or permits necessary to perform an act required hereunder or any other causes of any kind whatsoever which are beyond such party's reasonable control (each, a "Force Majeure"), shall not constitute a default hereunder and shall be performed within a reasonable time after the end of such cause for delay or nonperformance.

22.               No Setoff.

All agreements, covenants and activities to be performed by Tenant hereunder shall be at Tenant's expense and without any abatement of rent. Tenant shall not be entitled to any setoff, offset or abatement of any rent due Landlord hereunder if Landlord fails to perform its obligations hereunder.

23.               Limitation of Landlord Liability.

(A)  The term "Landlord" as used herein shall mean only the owner of the Property. Upon a transfer of title to or lease of the Property, the transferor shall be relieved of all covenants and obligations of Landlord hereunder and Tenant shall look solely to the successor in interest of the transferor as Landlord hereunder provided such assignee assumes or is legally deemed to have assumed all of Landlord’s obligations hereunder. Tenant agrees to attorn to the transferee or assignee, such attornment to be self-operative.

(B)  Notwithstanding anything to the contrary contained herein, no member or general or limited partner in or of Landlord, whether direct or indirect, nor any direct or indirect partners or members in such partners, nor any disclosed or undisclosed officers, shareholders, principals, directors, employees, partners, servants or agents of Landlord, nor any of the foregoing, nor any investment adviser or other holder of any equity interest in Landlord, their successors, assigns, agents, or any mortgagee in possession shall have any personal liability with respect to any provisions of this Lease and, if Landlord is in breach with respect to its obligations, Tenant shall look solely to Landlord's interest in the Property for satisfaction of Tenant's remedies hereunder, including without limitation (i) the unencumbered proceeds of sale received upon execution of a judgment in favor of Tenant and levy thereon against the right, title, and interest of Landlord in the Building or the Property, (ii) the unencumbered rents or other income from the Building receivable by Landlord, and (iii) the unencumbered consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Building or the Property.

24.               Estoppel Certificate; Financial Statements.

Tenant shall deliver, within ten (10) days after Landlord's written request therefor, a certificate to the party designated in such request, in the form supplied, certifying that this Lease is unmodified and in full force and effect (or stating any modifications then in effect), that there are no defenses or offsets thereto (or stating those claimed by Tenant), the dates to which Base Rent and Additional Rent have been paid, and as to any other information reasonably requested. Tenant further agrees that, within ten (10) days after Landlord's written request therefor, it shall deliver to Landlord unaudited financial statements prepared in accordance with generally accepted accounting principles for Tenant’s most recent fiscal year for which such financial statements have been prepared.

25.               Miscellaneous.

(A)  Landlord's failure to exercise its rights with respect to a breach of any term, covenant or condition contained herein shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition contained herein.

(B)  The voluntary or other surrender of possession of the Premises by Tenant, or a mutual cancellation of this Lease, shall not result in a merger of Landlord's and Tenant's estates, and shall, at Landlord's option, either terminate any existing subleases or subtenancies, or operate as an assignment to Landlord of any such subleases or subtenancies.

(C)  If either party brings an action against the other, the prevailing party may recover court costs and attorneys' fees and disbursements (whether at the administrative, trial or appellate levels) in such amount as the court or administrative body deems reasonable. Landlord shall also be entitled to recover attorneys' fees and disbursements incurred in connection with a Tenant default hereunder which does not result in the commencement of any action or proceeding.

(D)  Each individual executing this Lease on behalf of Tenant represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms. If this Lease is executed by more than one tenant, Tenant's obligations hereunder shall be the joint and several obligations of each tenant executing this Lease. Nothing contained herein shall create any relationship between the parties hereto other than that of Landlord and Tenant.

(E)  Tenant acknowledges that it has not relied on any representations or agreements except those expressed herein, and that this Lease contains the entire agreement of the parties. No modification of this Lease shall be binding or valid unless in writing and executed and delivered by both parties and Tenant shall not record this Lease or a memorandum hereof without Landlord's prior written consent. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and permitted assigns of each of the parties hereto.

(F)  Upon not less than sixty (60) days’ notice, Landlord shall have the right to move Tenant to other space in the Property comparable in size, visibility and finishes to the Premises, and all terms hereof shall apply to the new space with equal force. In such event Landlord shall provide Tenant, at Landlord’s sole cost and expense, with tenant improvements at least equal in quality to those in the Premises and shall move Tenant’s property to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. In addition, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in connection with such relocation (including, but not limited to, the costs of reasonable supplies of replacement stationery and telephone installations), within thirty (30) days of Landlord’s receipt of an invoice therefor. Simultaneously with such relocation of the Premises, the parties shall execute an amendment to this Lease evidencing such relocation of the Premises.

(G) Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any time in case of an emergency, and at all reasonable times upon at least four (4) hours’ notice (except in the case of emergency) for the purpose of confirming compliance by Tenant with the provisions of this Lease and for any other purpose permitted or required pursuant to the terms of this Lease, including, without limitation, inspecting the physical or environmental condition of the Premises or showing the Premises to prospective tenants, purchasers or lenders. All entries by Landlord upon the Premises under this Section shall be coordinated with Tenant in writing in advance and conducted in a commercially reasonable manner that minimizes interference with Tenant’s use of the Premises. An agent of Tenant may, if available, accompany Landlord and its agents during any entry into the Premises.

(H) The submission of this Lease for review does not constitute an option, offer or agreement to lease space. This Lease shall be effective only upon Landlord's and Tenant's execution and Landlord's delivery of same to Tenant.

(I)    Any remedy or election given pursuant to any provision in this Lease shall be cumulative with all other remedies at law or in equity unless otherwise specifically provided herein.

(J)   This Lease shall be construed in accordance with the Laws of the State in which the Property is located. Unless herein waived, Landlord and Tenant acknowledge that all of the applicable statutes of such state are superimposed on the rights, duties and obligations of Landlord and Tenant hereunder. Venue for any action hereunder shall lie in Travis County, Texas.

(K)  Where Tenant is required by this Lease to pay any sum of money or to do any act within an indicated period or by a particular date, it is understood that time is of the essence.

(L)  If any term or provision of this Lease shall, to any extent, be illegal, invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and all other terms and provisions of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(M)  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or their successors in respect of any matter arising in connection with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and/or any claim for injury or damage, or any emergency or statutory remedy.

(N)  Effective upon the execution and delivery of this Lease, the Existing Lease shall be deemed terminated and of no further force or effect without the necessity of any further action by either party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first set forth above.

BRAKER FLEX LLC, a Delaware limited liability company, Landlord			VIRTUIX INC., a Delaware corporation, Tenant

By: Braker Office Venture LLC, a Delaware limited liability company, managing member

By:
By:				Name:	Jan Goetgeluk
	Name:	Stephen H. Kanoff		Title:	CEO
	Title:	Manager		Federal Tax I.D. No.: 46-4369097

EXHIBITS

A       Description of the Premises

B       Work Schematic

C       Subordination Agreement

Signature Page

EXHIBIT A

Description of the Premises

Exhibit A

EXHIBIT B

Work Schematic

OPEN OFFICE
NO WORK REQ'D.
OFFICE
RESTROOM
RESTROOM
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
LAB
WAREHOUSE
ADD PAIR DOORS
ADD NEW PARTITION F.F. TO DECK
EXTEND CEILING AND LIGHTS IN THIS NEW AREA
REMOVE WALL
EXTEND CARPET IN THIS AREA
ADD PAIR DOORS
ADD NEW CONVENIENCE OUTLETS PER OWNER LOCATION
REMOVE CARPET IN THIS AREA & PREP FOR VCT
EXTEND CEILING AND LIGHTS IN THIS NEW AREA
REMOVE WALL
ADD NEW PARTITION F.F. TO DECK
WORK AREA– APPROX. 1,300 S.F.
1 FLOOR PLAN
NOT TO SCALE

Exhibit B

EXHIBIT C

Form of Landlord Waiver

AGREEMENT

In order to induce VENTURE LENDING & LEASING VII, INC. (“Lender”) to, among other things, provide financing, which is secured by certain equipment and other personal property assets owned by Tenant (collectively, “Equipment”), to VIRTUIX HOLDINGS INC., VIRTUIX INTERACTIVE I, LLC, and VIRTUIX INC. (as applicable, “Tenant”), pursuant to one or more Loan and Security Agreements, between Lender and Tenant, and any supplements, extensions, renewals and replacements thereof (the “Loan Agreement”), some or all of which Equipment may be located at the Premises (as hereinafter defined) located at that certain real property having a street address of 1826 Kramer Lane, Austin, Texas 78758 (the “Real Property”), the undersigned declares and agrees as follows:

1.                   The undersigned (“Landlord”) has an interest in the Real Property as owner, operator and/or landlord and intends to enter into a lease agreement (the “Lease”) with Tenant for the letting of certain space (the “Premises”) to Tenant at the Real Property.

2.                   The undersigned agrees that the Equipment shall at all times be deemed personal property, even though it may be placed on or affixed to the Real Property. Lender shall have the right, at all reasonable times during the term of the Lease, to access and enter upon the Premises to take possession and dispose of the Equipment pursuant to the terms of the Loan Agreement or otherwise, free of any claim to, interest in, or lien on the Equipment in favor of the undersigned; provided that if Lender in removing the Equipment damages any improvements of the undersigned on the Real Property, Lender will, at its own expense, cause the same to be repaired. Any such entry by Lender shall be upon all applicable terms and conditions of the Lease, except the obligation to pay rent or other amounts required to be paid by Tenant thereunder.

3.                   Any right or interest in the Equipment that the undersigned now has or may hereafter acquire because of the location or installation of the Equipment on the Real Property or otherwise is hereby made subject, subordinate and inferior to the rights of Lender to the Equipment under the terms of the Loan Agreement; provided, that the undersigned shall continue to retain all rights to bring an action in unlawful detainer and trespass against Tenant for nonpayment of the Lease or any other breaches thereof, subject to Lender’s rights with respect to the Equipment.

4.                   Each reference herein to Lender and the undersigned shall be deemed to include their respective successors and assigns, all of whom shall be bound by and entitled to the benefits of the provisions hereof.

Executed this ________ day of ________________________, 2015.

BRAKER FLEX LLC, a Delaware limited liability company, Landlord			VENTURE LENDING & LEASING VII, INC.
By: Braker Office Venture LLC, a Delaware limited liability company, managing member

By:
By:				Name:
	Name:	Stephen H. Kanoff		Title:
	Title:	Manager

Exhibit C